Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS DOUBLE-DIGIT EARNINGS GROWTH ON

STRONG TOP LINE RESULTS

SPARKS, MD, SEPTEMBER 29 — McCormick & Company, Incorporated (NYSE:MKC), today reported record third quarter sales and earnings per share from continuing operations for the quarter ended August 31, 2004:

•      Sales increased 10% to $614 million

•      Earnings per share from continuing operations increased 18% to 33¢

•      Year-to-date, net cash flow from continuing operations reached $109 million compared to $19 million a year ago

Sales for the quarter were $614 million, an increase of 10% versus the third quarter of 2003.  Higher volume, pricing and product mix contributed 7% of the increase, and 3% was added by favorable foreign exchange rates.

Earnings per share from continuing operations for the third quarter increased 18% to 33¢ compared to 28¢ in the third quarter of 2003.  Compared to the prior year, gross profit margin was 39.0% versus 38.1%, and operating income margin was 12.1% versus 11.2%.  The increase in operating income margin is net of higher advertising and research and development expenses.  The Company used a portion of the proceeds from the settlement of the class action lawsuit received in the second quarter to fund these marketing and product development efforts.

Year-to-date, net cash flow from continuing operations was $109 million compared to $19 million in the prior year.  For the third quarter, net cash flow from continuing operations rose to $42 million from $6 million a year ago.  Contributing to the increases for the quarter and year were higher net income from continuing operations and a reduction in inventory that is being driven by supply chain initiatives.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “We are extremely pleased with our third quarter results. These results are a good illustration of our strategy in action: to improve margins, invest in the business and grow sales and profits.  With gross profit margin up .9 percentage points, we are creating fuel for initiatives that include marketing programs, product development and our B2K program.  These types of investments are leading to higher sales and profits for both segments of our business.  In the third quarter we increased consumer sales 12% and industrial sales 9%.  Profits also increased with operating profit up 18% and net income from continuing operations up 15%.

“Our U.S. consumer business had exceptionally strong sales performance this quarter.  We increased Zatarain’s sales 23% and sales of other U.S. consumer products 12%.  This performance was driven by the Zatarain’s rice mixes including the Ready to Serve products introduced earlier in 2004, and higher sales of grinders, Hispanic products, GrillMates sauces and blended seasonings.  Pricing actions, as a result of higher cost vanilla, also contributed to the increase.  Market conditions in certain parts of Europe and the Asia/Pacific region are challenging.  In these areas we are focused on maintaining share and employing multiple strategies for growth.

“Sales for the industrial business continued to strengthen with new products for quick service restaurants and improved sales of snack seasonings.  In particular, sales of coating systems are up significantly year-to-date compared to 2003.  Our ability to develop consumer-preferred flavors is paying off as we deliver winning products to our customers.  In international markets, we are shifting our emphasis toward more value-added, higher-margin products.  While this initiative is affecting near-term sales performance, in the long-term it will lead to improved profitability.

“Given our year-to-date results and current financial projections, we expect to increase sales for the full year at a low double-digit rate.  Our earnings per share target of $1.51-$1.54 remains unchanged from our initial goal for 2004.  Net cash flow from operations after net capital expenditures and dividends will exceed $100 million, and we are using the majority of this cash to repurchase shares during 2004.

“In summary, we have good momentum as we begin our most significant quarter of the year and are well positioned with our line-up of products and marketing support for the upcoming holiday season.  Employees throughout the Company are working hard to deliver another record year for McCormick in 2004.”

Business Segment Results

Consumer Business

	Three Months Ended		Nine Months Ended
(in thousands)	8/31/04	8/31/03	8/31/04	8/31/03
Net sales	$303,239	$271,634	$899,630	$755,693
Operating income	56,776	45,304	151,390	121,539

For the third quarter, sales for McCormick’s consumer business rose 12% when compared to 2003.  Higher volume added 6% to sales, price and favorable product mix added 3% and favorable foreign exchange added 3%.  In the Americas, sales increased 13% with volume up 8% and price and product mix adding 5%.  New product success and effective marketing drove higher volumes during the quarter as well as new distribution gained in 2003 with a major grocery retailer.  In addition to these volume increases, pricing was higher in the Americas for vanilla products in response to higher vanilla bean costs.  Consumer sales in Europe increased 9% for the quarter, with 8% due to favorable foreign exchange.  Sales in this region were affected by more intense competitive conditions.  In the Asia/Pacific region, consumer sales increased 2%.  Foreign exchange added 5%, while a less favorable product mix in Australia and an emphasis on higher-margin products in China led to a net 3% decline in volume, price and product mix.

Operating income from continuing operations for the consumer business increased 25% to $57 million for the third quarter of 2004, despite a $3 million increase in advertising.  This higher income was driven by strong sales performance, an emphasis on higher-margin products and cost reduction efforts.  Operating income margin for the third quarter rose to 18.7% from 16.7% in the prior year.

Industrial Business

	Three Months Ended		Nine Months Ended
(in thousands)	8/31/04	8/31/03	8/31/04	8/31/03
Net sales	$310,305	$285,978	$882,439	$815,280
Operating income	31,207	27,872	85,478	80,074

For the third quarter of 2004, sales for McCormick’s industrial business increased 9% when compared to 2003. Higher volume added 5%, favorable foreign exchange added 2% and price and favorable product mix added 2%.  In the Americas, industrial sales rose 9% due to an 8% volume increase that was driven largely by new products.  Industrial sales in Europe increased 10% for the quarter, with foreign exchange contributing 11%. A continued shift in emphasis to higher margin products resulted in reduced sales of certain lower margin products. In the Asia/Pacific region, industrial sales rose 2% in the third quarter, due to favorable foreign exchange.  The elimination of certain bulk ingredient sales offset an increase in sales of more value-added products during the quarter.

In the third quarter of 2004, industrial business operating income increased 12% to $31 million, despite higher product research and development costs.  This income was the result of higher sales, an emphasis on more value-added, higher-margin products and cost reduction efforts.  Operating income margin for the third quarter rose to 10.1% from 9.7% in the prior year.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site http://www.mccormick.com.  Click on “Company Information” then “Investor Services,” and follow directions to listen to the call.  At this same location, a replay of the call will be available for one week following the live call.  Past press releases and additional information can be found at the Company’s website.

Forward-looking Statement

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

9/2004

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In thousands except per-share data)

	Three Months Ended		Nine Months Ended
	8/31/2004	8/31/2003	8/31/2004	8/31/2003
Net sales	$613,544	$557,612	$1,782,069	$1,570,973
Cost of goods sold	374,385	345,131	1,089,298	974,587
Gross profit	239,159	212,481	692,771	596,386
Gross profit margin	39.0%	38.1%	38.9%	38.0%
Selling, general & administrative expense	164,963	148,403	493,848	420,326
Special charges / (credits)	195	1,349	(6,184)	1,942
Operating income	74,001	62,729	205,107	174,118
Interest expense	10,558	10,027	29,826	29,216
Other income, net	(532)	(703)	(1,216)	(7,317)
Income from consolidated operations before income taxes	63,975	53,405	176,497	152,219
Income taxes	19,769	17,098	54,538	46,988
Net income from consolidated operations	44,206	36,307	121,959	105,231
Income from unconsolidated operations	3,222	4,401	8,309	9,728
Minority interest	(1,232)	(628)	(3,113)	(2,954)
Net income from continuing operations	46,196	40,080	127,155	112,005
Discontinued operations (net of tax):
Net income from discontinued operations	—	1,665	—	4,838
Gain on sale of discontinued operations	—	9,561	—	9,561
Net income	$46,196	$51,306	$127,155	$126,404

Earnings per share - basic:
Net income from continuing operations	$0.34	$0.29	$0.93	$0.80
Net income from discontinued operations	$—	$0.01	$—	$0.03
Gain on sale of discontinued operations	$—	$0.07	$—	$0.07
Net income	$0.34	$0.37	$0.93	$0.91

Earnings per share - diluted:
Net income from continuing operations	$0.33	$0.28	$0.90	$0.79
Net income from discontinued operations	$—	$0.01	$—	$0.03
Gain on sale of discontinued operations	$—	$0.07	$—	$0.07
Net income	$0.33	$0.36	$0.90	$0.89

Average shares outstanding - basic	136,961	139,447	137,341	139,549

Average shares outstanding - diluted	141,687	143,087	141,984	142,658

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In thousands)

	8/31/2004	8/31/2003
Assets
Current assets
Cash and cash equivalents	$25,909	$12,184
Receivables, net	325,675	281,718
Inventories, net	377,187	387,719
Prepaid expenses and other current assets	45,728	29,591
Total current assets	774,499	711,212
Property, plant and equipment, net	454,756	419,842
Goodwill and intangible assets, net	725,940	673,321
Prepaid allowances	70,589	92,224
Investments and other assets	132,114	120,504
Total assets	$2,157,898	$2,017,103

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$167,766	$204,223
Trade accounts payable	161,172	167,926
Other accrued liabilities	289,522	274,966
Total current liabilities	618,460	647,115
Long-term debt	496,274	450,011
Other long-term liabilities	211,512	181,306
Total liabilities	1,326,246	1,278,432
Minority interest	26,006	19,234
Shareholders’ equity
Common stock	320,041	254,704
Retained earnings	449,192	499,919
Accumulated other comprehensive income (loss)	36,413	(35,186)
Total shareholders’ equity	805,646	719,437
Total liabilities and shareholders’ equity	$2,157,898	$2,017,103

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	8/31/2004	8/31/2003
Cash flows from continuing operating activities
Net income	$127,155	$126,404
Net income from discontinued operations	—	(4,838)
Gain on sale of discontinued operations	—	(9,561)
Net income from continuing operations	127,155	112,005
Adjustments to reconcile net income from continuing operations to net cash flow from continuing operating activities:
Depreciation and amortization	53,427	46,953
Loss on sale of fixed assets	446	308
Income from unconsolidated operations	(8,309)	(9,728)
Changes in operating assets and liabilities	(66,571)	(146,943)
Dividends from unconsolidated affiliates	2,400	16,278
Net cash flow from continuing operating activities	108,548	18,873

Cash flows from continuing investing activities
Acquisition of businesses	—	(199,517)
Purchase price adjustment	—	50,007
Capital expenditures	(45,132)	(56,322)
Proceeds from sale of discontinued operations	—	138,261
Proceeds from sale of fixed assets	1,971	9,243
Net cash flow from continuing investing activities	(43,161)	(58,328)

Cash flows from continuing financing activities
Short-term borrowings, net	10,328	66,379
Long-term debt borrowings	50,088	—
Long-term debt repayments	(16,394)	(567)
Common stock issued	54,046	24,643
Common stock acquired by purchase	(108,438)	(40,570)
Dividends paid	(57,755)	(47,470)
Net cash flow from continuing financing activities	(68,125)	2,415

Effect of exchange rate changes on cash and cash equivalents	3,506	6,377
Net cash flow from discontinued operations	—	(4,485)

Increase (decrease) in cash and cash equivalents	768	(35,148)
Cash and cash equivalents at beginning of period	25,141	47,332

Cash and cash equivalents at end of period	$25,909	$12,184